                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ANTHONY INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                                               PRELIMINARY COPY

                      [LOGO OF ANTHONY INDUSTRIES, INC.]

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                                  MAY 2, 1996

To the Shareholders:

  You are cordially invited to attend our Annual Meeting to be held at the Company's main office, 4900 South Eastern Avenue, Los Angeles, California on Thursday, May 2, 1996 at 10:00 a.m. (local time).

  The Annual Meeting will be held for the following purposes:

    1. To approve an amendment to the Certificate of Incorporation to change the name of the Company to K2 Inc.

    2. To approve an amendment to the Certificate of Incorporation to permit a Board of Directors consisting of from eight to eleven directors.

    3. To elect three directors to serve for a term of three years.

    4. To ratify the selection of Ernst & Young LLP as independent auditors for 1996.

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

  If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                         /s/ Richard M. Rodstein

                                         Richard M. Rodstein
                                         President and
                                         Chief Executive Officer

Los Angeles, California
April 1, 1996

             PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                      [LOGO OF ANTHONY INDUSTRIES, INC.]

                           4900 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Anthony Industries, Inc. It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 29, 1996 will be entitled to notice of and to vote at the annual meeting. As of that
date, the Company had outstanding [   ] shares of Common Stock, each share
entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 1, 1996.

  Proxies will be solicited by mail, telephone or telegram and may be personally solicited by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by the Company.

  Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote, and adoption of the proposed amendments to the certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the record date. Consequently, both abstentions and broker non-votes will have the effect of a vote against the proposed amendments to the certificate of incorporation, but only abstentions will have the effect of a vote against the ratification of the independent auditors.

                            PRINCIPAL SHAREHOLDERS

  Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 29, 1996 by each person known to the Company to own 5% or more of the outstanding shares of Common Stock.

                                                           SHARES OF     PERCENT
   SHAREHOLDER                                            COMMON STOCK   OF CLASS
   -----------                                            ------------   --------
   Trust under Company's Employee Stock Ownership Plan...  2,304,317(a)
    4900 South Eastern Avenue
    Los Angeles, CA 90040
   Myron P. Anthony......................................           (b)
    4900 South Eastern Avenue
    Los Angeles, CA 90040

--------
(a) Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directed by such participants. Until shares are allocated to the accounts of participants in the ESOP, the terms of the Trust require the Trustee to vote those shares in the same proportion as the allocated shares are voted.

(b) Includes     shares allocated to Mr. Anthony's account under the Company's
    ESOP and 1,001,249 shares as to which he has sole voting and investment
    power. An additional 400,316 shares (   %) are owned by Mr. Anthony's
    wife.

                        SECURITY HOLDINGS OF MANAGEMENT

                                     SHARES OF COMMON STOCK
                                     BENEFICIALLY OWNED ON
NAME                                   MARCH 29, 1996 (A)   PERCENT OF CLASS (B)
----                                 ---------------------- --------------------
Directors and Nominees for Director
 Robert T. Anthony.................           38,161
 Bernard I. Forester...............          587,061
 Richard L. Goldberg...............            1,118
 Jerry E. Goldress.................            1,500
 Abraham L. Gray...................          620,158
 Hugh V. Hunter....................          147,045
 John H. Offermans.................              832
 Richard M. Rodstein...............          250,364
 John B. Simon.....................           12,180
 Sol S. Weiner.....................           42,799
Executive Officers (c)
 John J. Rangel....................           80,943
 Robert E. Doyle...................           74,910
 David G. Cook.....................           49,028
All Directors and Executive Offi-
 cers as a group (22)..............        2,098,616

--------
(a) Includes the following shares subject to currently exercisable options:
    Robert T. Anthony-200 shares; Richard L. Goldberg-625 shares; Abraham L. Gray-625 shares; Hugh V. Hunter-625 shares; John H. Offermans-625 shares; Richard M. Rodstein-99,488 shares; John B. Simon-625 shares; Sol S. Weiner-625 shares; John J. Rangel-19,600 shares; Robert E. Doyle-7,533 shares; David G. Cook-7,008 shares; and all directors and officers as a group-188,961 shares. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr.
    Forester (      shares), Mr. Rodstein (      shares), Mr. Rangel (
    shares), Mr. Doyle (      shares), Mr. Cook (      shares), and all
    directors and officers as a group (          shares), under the Company's
    ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b) The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c) Executive officers named in the Summary Compensation Table below (other than Mr. Forester and Mr. Rodstein, whose securities holdings are listed above).

*  Less than .1%.

  Based on its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all of such Forms were filed on a timely basis by reporting persons, with the exception of one Form 4 filed by Mr. Rodstein reporting an exempt transaction which was filed two months late.

                       PROPOSED CHANGE OF CORPORATE NAME

  The Board of Directors has proposed that the name of the Company be changed to better reflect the Company's emphasis on its recreational products, particularly in light of the Company's recently completed sale of its Anthony Pools division. The Company believes that its K2 brand is one of its strongest brands and the one with which it is most closely identified in the minds of the public. The name change to K2 INC. should enhance the Company's recognition in the minds of both the investment community and the sporting goods industry.

  If a favorable vote of the majority of the outstanding shares is received at the Annual Meeting of Shareholders, the Certificate of Incorporation of the Company will be amended to change the corporate name to K2 INC.

  Set forth as Exhibit A is the text of Article I as it will read if the Amendment is adopted.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

  PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PERMIT A BOARD OF
            DIRECTORS CONSISTING OF FROM EIGHT TO ELEVEN DIRECTORS

  Article XIII of the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation") provides for a Board of Directors consisting of from six to nine directors. The Board of Directors has proposed that the Certificate of Incorporation be amended to provide for a Board of from eight to eleven directors, with the actual number of directors being set from time to time by action of the Board. As noted below, if the proposed amendment is adopted, the Board would continue the number of directors at nine. See "Election of Directors".

  The proposed amendment (the "Amendment") to Article XIII would continue the current division of the Board into three classes and would provide that the number of directors in each class would be set from time to time by action of the Board.

  The Amendment is being proposed in order to give the Board the flexibility to increase the number of directors in order to add well-qualified new individuals who may become available from time to time or to vary within the eight to eleven range the number of directors in response to resignations or other changes in the composition of the Board, in each case without the necessity of a shareholder vote for each such change.

  Under Delaware law, the Board would have the authority to fill any vacancies arising from an increase in the size of the Board, and any individual appointed by the Board would serve until the class to which he or she is appointed comes up for re-election.

  Set forth as Exhibit B is the text of Article XIII as it will read if the Amendment is adopted.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

                             ELECTION OF DIRECTORS

  Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, with the term of office of one of the classes expiring each year. Unless such authority is withheld by an indication thereon, it is intended that the proxy will be voted for election to the Board of Directors of the nominees named below, to serve until the 1999 annual meeting of shareholders and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

  Certain information concerning the nominees and each director whose term of office will continue after the 1996 annual meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                              FOR TERM  SERVED AS
                                   PRINCIPAL                  OF OFFICE DIRECTOR
       NOMINEE                     OCCUPATION             AGE EXPIRING    SINCE
       -------                     ----------             --- --------- ---------
Jerry E. Goldress (a)  Chairman and Chief Executive        65   1999       --
                       Grisanti, Galef and Goldress, Inc.
                       Corporate Turnaround Management
John H. Offermans      Real Estate Consultant              67   1999      1987
John B. Simon (b)      Private Investor                    71   1999      1986

  INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

                                                                     TERM
                                                                      OF    SERVED AS
                                       PRINCIPAL                    OFFICE  DIRECTOR
         NAME                          OCCUPATION               AGE EXPIRES   SINCE
         ----                          ----------               --- ------- ---------
Abraham L. Gray          Chairman                                72  1998     1984
                         Gray Capital Corp.
                         Investments
Hugh V. Hunter (c)       President                               78  1998     1972
                         Hugh V. Hunter Accountancy Corporation
                         Certified Public Accountant
Richard M. Rodstein      President and Chief Executive Officer   41  1998     1995
Robert T. Anthony        Principal                               33  1997     1994
                         Concord Partners
                         Management Consulting
Bernard I. Forester      Chairman of the Board                   68  1997     1966
Richard L. Goldberg (d)  Partner                                 60  1997     1976
                         Proskauer Rose Goetz & Mendelsohn LLP
                         Attorneys

--------
(a) Mr. Goldress has also served as the Chairman of the Board and Chief Executive Officer of Wherehouse Entertainment, Inc., a retail chain selling and renting recorded music, videos and computer games. Additionally, he is a partner in Adler & Shayken, an LBO and investment firm, and serves on the boards of directors of Applied Magnetics Corporation, a manufacturer of magnetic heads for computers, and Dreco Energy Services Ltd., a manufacturer of oil rigs and tools.

(b) Mr. Simon is also the Managing Partner of SMC Properties, a commercial real estate developer.

(c) Mr. Hunter is a director of Frederick's of Hollywood, Inc.

(d) Mr. Goldberg is a director of Comtech Telecommunications Corp.

  With the exception of Mr. Anthony, each of the directors and each director nominee has had the same principal occupation or employment during the past five years. For several years prior to 1995, Mr. Anthony was an associate of Sherbrooke Associates, a management consulting firm.

  Mr. Goldberg is a member of a law firm which rendered legal services to the Company in 1995. Mr. Hunter rendered business and tax consulting services to the Company in 1995.

  The Board of Directors held nine meetings in 1995.

  The Audit Committee of the Board of Directors, currently consisting of Mr. Gray, Mr. Hunter, and Mr. Offermans, held two meetings in 1995. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

  The Compensation Committee of the Board of Directors, currently consisting of Mr. Hunter, Mr. Offermans and Mr. Simon, held six meetings in 1995. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's stock option plan.

  A Nominating Committee of the Board of Directors, consisting of Mr. Forester, Mr. Hunter and Mr. Simon, was formed in December 1995 in connection with the adoption of a comprehensive set of corporate governance guidelines, and held its first meeting in February 1996. The Committee recruits and interviews qualified candidates to serve as directors and reports on its recommendations to the full Board.

  Each of the Directors attended 75% or more of the meetings of the Board of Directors and the Committees of which he is a member during 1995.

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of the Company, the Russell 2000 Index and a peer group of companies comprised of Figgie International, Inc., Huffy Corporation, Johnson Worldwide Associates, Inc., Outboard Marine Corporation and ProGroup, Inc. The graph assumes investment of $100 on December 31, 1990 in the Company's Common Stock, the Russell 2000 Index and common stock of the peer group.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
             ANTHONY INDUSTRIES, INC., RUSSELL 2000 AND PEER GROUP

                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 1995

Measurement Period           ANTHONY        RUSSELL       WEIGHTED
(Fiscal Year Covered)        INDUSTRIES     2000          PEER GROUP
---------------------        ----------     -------       ----------
Measurement Pt-  1990        $100           $100          $100
FYE   1991                   $169.2         $146.1        $142.9
FYE   1992                   $226.4         $172.9        $140.2
FYE   1993                   $307.4         $205.6        $169.9
FYE   1994                   $331.7         $202.0        $124.3
FYE   1995                   $488.0         $259.4        $119.2

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning annual and long-term compensation from the Company and its subsidiaries for 1995 for the Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company (together, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                              ANNUAL COMPENSATION  COMPENSATION
                              -------------------- ------------
                                                    SECURITIES
                                                    UNDERLYING
       NAME AND                                       STOCK        ALL OTHER
  PRINCIPAL POSITION     YEAR SALARY ($) BONUS ($) OPTIONS (#)  COMPENSATION ($)
  ------------------     ---- ---------- --------- -----------  ----------------
B. I. Forester (a)       1995  $350,000  $431,200        --                (c)
Chairman and             1994   350,000   431,200     38,000        $76,500(c)
Chief Executive Officer  1993   350,000   430,100     36,000         73,300(c)
Richard M. Rodstein (b)  1995   260,000   415,600        --                (d)
President and            1994   235,000   363,500     35,000        $18,700(d)
Chief Operating Officer  1993   235,000   362,600     31,000         20,900(d)
John J. Rangel           1995   175,000   244,200     15,000               (d)
Senior Vice President--  1994   150,000   192,200     14,000        $11,200(d)
Finance                  1993   150,000   191,700     11,000         11,700(d)
Robert E. Doyle          1995   160,000   200,000      8,000               (d)
Senior Vice President &  1994   143,000   130,000      8,000        $23,300(d)
President of Simplex
 Products                1993   143,000   105,000      5,000         22,000(d)
David G. Cook            1995   145,000   145,000      8,000               (e)
Vice President and       1994   130,000   125,000      8,000        $ 9,900(e)
President of Stearns     1993   130,000    70,000      4,000          9,600(e)

--------
(a) Mr. Forester retired as Chief Executive Officer of the Company effective December 31, 1995. See "B. I. Forester Retirement Agreement." Mr. Forester continues as Chairman of the Board of the Company.
(b) Mr. Rodstein was elected Chief Executive Officer effective January 1,
    1996.

(c) Dollar value of allocation to Mr. Forester's account in the Company's
    Employee Stock Ownership Plan ($    in 1995, $62,000 in 1994 and $60,200
    in 1993) and dollar value to Mr. Forester of premiums paid by the Company for a split-dollar life insurance policy on Mr. Forester's life ($15,800 in 1995, $14,500 in 1994 and $13,100 in 1993). Pursuant to the terms

                                        (Footnotes continued on following page)
   of an insurance agreement, among other things, the Company pays all required premiums, and the policy's death benefit will, in substance, be applied first to the repayment of any outstanding loans to Mr. Forester from the insurance company, which may not exceed $350,000 (which amount is presently outstanding), next to the repayment to the Company of all premiums plus interest, and finally to the Company and Mr. Forester's beneficiaries in varying proportions depending upon the year of death.

(d) Dollar value of allocations to the accounts of the named individuals in the Company's Employee Stock Ownership Plan.

(e) Dollar value of allocation to Mr. Cook's account in the Company's Employee
    Stock Ownership Plan ($     in 1995, $7,200 in 1994 and $6,900 in 1993)
    and the Company's matching contribution to the Stearns 401(k) Payroll
    Savings and Profit Sharing Plan ($    in 1995, $2,700 in 1994 and $2,700
    in 1993).

  The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 1995.

                             OPTION GRANTS IN 1995

                                                                  POTENTIAL
                                                              REALIZABLE VALUE
                                                              AT ASSUMED ANNUAL
                              % OF TOTAL                       RATES OF STOCK
                   NUMBER OF   OPTIONS                              PRICE
                  SECURITIES  GRANTED TO                      APPRECIATION FOR
                  UNDERLYING  EMPLOYEES  EXERCISE              OPTION TERM (D)
                    OPTIONS     DURING   PRICE PER EXPIRATION -----------------
NAME              GRANTED (A)    1995    SHARE (B)  DATE (C)     5%      10%
----              ----------- ---------- --------- ---------- -------- --------
B. I. Forester...      --        --           --         --        --       --
R. M. Rodstein...      --        --           --         --        --       --
J. J. Rangel.....   15,000       8.4%     $22.875   12/21/05  $216,200 $545,600
R. E. Doyle......    8,000       4.5%     $22.875   12/21/05  $115,300 $291,000
D. G. Cook.......    8,000       4.5%     $22.875   12/21/05  $115,300 $291,000

--------
(a) All options granted to the named individuals in 1995 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. The option agreements contain a provision under which the optionee may borrow money from the Company in connection with the exercise of the options. The loans would be collateralized by the shares acquired on exercise of the option and bear interest, payable quarterly, at a fixed rate equal to the Applicable Federal Rate, as published by the Internal Revenue Service, for the period during which they are outstanding.

(b) The exercise price is the closing price of the Company's common stock on December 21, 1995, the date of grant.

                                        (Footnotes continued on following page)

(c) All options granted to the named individuals in 1995 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(d) In order for the named individuals to realize these potential values, the closing price of the Company's Common Stock on December 21, 2005 would have to be $37.29 and $59.25 per share, respectively.

  The following table summarizes exercises of stock options in 1995 which were previously granted to the Chairman and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 1995, and their value at that date if they were in-the-money.

        AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                           ON DATE OF EXERCISE
                         -----------------------
                                                                            VALUE OF UNEXERCISED IN-THE-
                                                   NUMBER OF SECURITIES       MONEY OPTIONS AT 12/31/95
                                                  UNDERLYING UNEXERCISED   -------------------------------
                                                    OPTIONS AT 12/31/95      EXERCISABLE    UNEXERCISABLE
                            SHARES    REALIZABLE ------------------------- --------------- ---------------
   NAME                  ACQUIRED (A)   VALUE    EXERCISABLE UNEXERCISABLE SHARES TOTAL $  SHARES TOTAL $
   ----                  ------------ ---------- ----------- ------------- ------ -------  ------ -------
B. I. Forester(b).......    61,066     $514,000         0            0          0 $      0      0 $      0
R. M. Rodstein..........    25,526     $172,200    73,962       44,275     73,962 $842,600 44,275 $299,000
J. J. Rangel............    10,925     $120,000    19,600       31,975     19,600 $196,100 31,975 $115,200
R. E. Doyle.............     2,431     $ 41,900     7,533       17,025      7,533 $ 70,800 17,025 $ 60,100
D. G. Cook..............     4,548     $ 47,000     7,008       16,500      7,008 $ 66,300 16,500 $ 55,600

--------
(a) Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from the Company in connection with the exercise of options under both the 1994 Incentive Stock Option Plan and the 1988 Incentive Stock Option Plan. At December 31, 1995 the aggregate loans outstanding to executive officers in connection with the exercise of stock options, including the exercises shown above, and the weighted average Applicable Federal Rate at which they bear interest were: Mr. Forester ($2,312,100, 6.32%); Mr. Rodstein ($563,000, 5.82%); Mr. Rangel ($299,800,
    6.94%); and Mr. Doyle ($151,300, 6.66%).

(b) Does not include options to purchase 65,764 shares of Common Stock relinquished by Mr. Forester, and the consideration received therefor, in connection with Mr. Forester's retirement agreement. See "B. I. Forester Retirement Agreement."

PENSION PLANS

  The Company maintains a defined benefit pension plan for the benefit of all eligible employees subject to the plan. The plan is a tax-qualified, Company-funded plan subject to the provisions of ERISA. Contributions to the plan, which are made exclusively by the Company, are actuarially determined. Benefits under the plan are based upon years of service and remuneration.

  The table below illustrates approximate annual benefits under the Company's pension plan based on the indicated assumptions. For 1995, the Internal Revenue Code (the "Code") limits covered compensation to $150,000.

                                              APPROXIMATE ANNUAL PENSION UPON
                                                  RETIREMENT AT AGE 65 (A)
                                            ------------------------------------
                    COVERED                  15 YEARS   20 YEARS     25 YEARS
                 COMPENSATION               OF SERVICE OF SERVICE OF SERVICE (B)
                 ------------               ---------- ---------- --------------
    $125,000...............................  $24,700    $32,900      $41,100
     150,000...............................   30,300     40,400       50,500

--------
(a) Mr. Forester's retirement agreement provides for certain supplemental retirement benefits. See "B. I. Forester Retirement Agreement."

(b) An individual retiring at age 65 reaches his maximum pension (as a percentage of covered compensation) after 25 years of service.

  The Company's pension plan defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses and similar forms of incentive compensation actually paid during the year, not exceeding certain amounts for sales personnel and in 1995 $150,000 for all personnel.

  Compensation for 1995 which would be included in the calculation of covered compensation and credited years of service at December 31, 1995 for those individuals named in the Summary Compensation Table who are participants in the Company's pension plan are shown below.

                                                                        YEARS OF
     NAME OF INDIVIDUAL                                         AMOUNT  SERVICE
     ------------------                                        -------- --------
     Bernard I. Forester...................................... $150,000    30
     Richard M. Rodstein......................................  150,000    12
     John J. Rangel...........................................  150,000    11
     Robert E. Doyle..........................................  150,000    16

  Stearns' pension plan defines remuneration upon which annual benefits are based as the average of the employee's highest sixty months' compensation. Compensation includes salary, wages, overtime pay, bonuses and commissions, subject to the $150,000 Code limit for 1995. The 1995 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns pension plan, was $150,000, and he had sixteen years of service as of December 31, 1995.

  The table below illustrates approximate annual benefits under the Stearns pension plan based on the indicated assumptions.

                                          APPROXIMATE ANNUAL PENSION UPON
                                                RETIREMENT AT AGE 65
                                    --------------------------------------------
                COVERED              15 YEARS   20 YEARS   25 YEARS  30 YEARS OF
             COMPENSATION           OF SERVICE OF SERVICE OF SERVICE SERVICE(A)
             ------------           ---------- ---------- ---------- -----------
    $125,000.......................  $26,100    $34,700    $43,400     $52,100
     150,000.......................   31,700     42,200     52,800      63,400

--------
(a) An individual retiring at age 65 reaches his maximum pension (as a percentage of covered compensation) after 30 years of service.

B.I. FORESTER RETIREMENT AGREEMENT

  Until January 1, 1996, Mr. Forester was employed as Chief Executive Officer of the Company pursuant to an employment agreement dated December 31, 1991 and expiring December 31, 1997. Pursuant to the employment agreement, Mr. Forester was entitled to receive annual compensation of not less than $350,000, to participate in all incentive compensation and other employee benefit plans maintained by the Company for its executives, and the following retirement and death benefits: (i) payment of $50,000 per year for ten years following Mr. Forester's death to his beneficiaries, funded by a life insurance policy, and
(ii) a supplemental retirement and five-year death benefit, determined in accordance with a formula designed to provide total retirement and five-year death benefit compensation, after giving effect to payments under the Company's pension plan, equal to approximately 55% of Mr. Forester's average highest three years compensation as an employee. For the three years ending December 31, 1994, Mr. Forester's compensation, including bonuses, totaled $609,500, $780,100 and $781,200.

  During 1995, Mr. Forester, who is 68 years old, had discussions with various of the directors concerning his retirement as Chief Executive Officer prior to the expiration of his employment agreement, in order that an orderly and timely management succession could be achieved. To avert a deadlock on the Board, without the necessity of Mr. Forester voting on his own retirement agreement, a retirement agreement between the Company and Mr. Forester was approved by the Executive Committee, with Mr. Forester abstaining. The two members of the Executive Committee, in addition to Mr. Forester, are Messrs. Hunter and Simon. In addition, the Executive Committee also voted to elect Mr. Rodstein as Chief Executive Officer, effective upon Mr. Forester's retirement as of January 1, 1996. At a meeting of the full Board of Directors held the same day, the full Board, including Mr. Forester, voted to approve the actions of the Executive Committee, by vote of five to four. Those in favor were Messrs. Forester, Hunter, Offermans, Rodstein and Simon. Those opposed were Messrs. Anthony, Goldberg, Gray and Weiner.

  As approved, Mr. Forester's retirement agreement provides that he will act as a consultant to the Company and will receive annual compensation therefor in the amount of $200,000. In lieu of a bonus for 1995 under the Company's Executive Officers' Incentive Compensation Plan, the agreement provides for a payment at the same level as for the prior year, or $431,200 (subject to reduction in the event the Company failed to achieve certain profitability levels). Mr. Forester agreed to relinquish stock options held by him for the purchase of 65,764 shares of Common Stock at an average price of $15.09 per share, which were not exercisable until 1996 and 1997. In recognition of the value of the options that were relinquished, the expiration date of Mr. Forester's consulting arrangement was set at yearend 1998, one year beyond the expiration date of his existing employment agreement, and the Company agreed to make payment to Mr. Forester of an amount equal to the aggregate spread between the average exercise price of such options and the market price of the underlying common stock on the date of the agreement, less the compensation to be paid to Mr. Forester for the third year of his Agreement. Mr. Forester agreed that the supplemental retirement benefit (approximately $319,300 per year) to which he would otherwise have been entitled upon retirement would be relinquished for the first year following his retirement. The death and retirement benefits provided in Mr. Forester's employment agreement are, in all other respects, continued without change. To fund Mr. Forester's supplemental retirement benefit, the Company made a payment equal to the actuarially computed present value of the benefit, or $2,792,000, in trust to Wells Fargo Bank, as trustee.

  On December 5, 1995, two of the Directors who had voted against Mr. Forester's retirement agreement, Messrs. Anthony and Gray, and Mr. Anthony's mother, acting as stockholders of the Company, filed a complaint in the California Superior Court for Los Angeles County (No. BC 140251) entitled Marilyn Anthony, Robert T. Anthony and Abraham L. Gray vs. John B. Simon, Hugh
V. Hunter, Anthony Industries, Inc. and Does 1 through 100. The complaint purports to be a derivative complaint brought on behalf of the Company, and seeks recovery of damages of not less than $10 million allegedly suffered by the Company as the result of the Executive Committee's approval of the Forester retirement agreement. The complaint alleges that the agreement is unfair to the Company and that the defendants breached their duties of loyalty; acted in bad faith; engaged in intentional misconduct; and engaged in a knowing violation of law in approving the agreement. In the opinion of the Company the allegations of the complaint are completely without merit.

  On January 22, 1996, the defendants filed a demurrer to the complaint, seeking its dismissal on the ground that a shareholder is precluded from bringing a derivative lawsuit on behalf of the corporation unless a pre-suit demand is first made on the corporation to take appropriate action. A hearing on the demurrer is scheduled for March 15, 1996.

                            DIRECTORS' COMPENSATION

  In 1995 directors who were not salaried officers of the Company were paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate earned by the Company in the preceding quarter on its short-term commercial paper. Under the

Company's Directors' Medical Expense Reimbursement Plan, non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 1995 an aggregate of $111,500 was paid under such plan.

  Under the 1994 Incentive Stock Option Plan, Eligible Directors receive an initial grant of 1,000 Nonqualified Stock Options (NQOs) on the first Grant Date after their election and annual grants thereafter of 500 NQOs. All grants to Eligible Directors are at fair market value on date of grant and are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 1995 an initial grant of 1,000 NQOs was made to Robert T. Anthony and grants of 500 NQOs each were made to Richard L. Goldberg, Abraham L. Gray, Hugh V. Hunter, John H. Offermans, John B. Simon and Sol S. Weiner. Each grant was at a grant price of $16.38 per share, the closing price on the January 2, 1995 grant date, and each was for a ten-year term.

  The Company maintains a Non-Employee Directors' Benefit Plan, payable out of the general funds of the Company, under which a non-employee director who is vested (at least ten years of service as a director) is entitled to receive, in general, an annual retirement benefit during the period commencing upon the later of age 55 and the date the director retires from the Board of Directors (the "Commencement Date") and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. A director may make an irrevocable election so that, in lieu of the retirement benefit described above, the director's beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, a vested director would receive on retirement an actuarially reduced lump sum payment in lieu of instalment payments. Under the terms of Mr. Forester's Retirement Agreement, Mr. Forester has waived any right to a retirement benefit under this Plan.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OBJECTIVES AND PRACTICES

  The Company's executive compensation program is designed to help the Company attract, motivate and retain the management talent required to initiate and effectively implement the strategies needed to maximize shareholder value.

  The key elements of the program consist of base salary, annual performance-based cash awards and long-term stock incentives. Base salaries are initially established by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace, and are increased from time to time, as appropriate, to reflect increased responsibilities of the executive consistent with the overall financial performance of the Company and to keep pace with competitive practices. Annual performance-based cash awards are designed to reflect superior financial performance of the Company, the executives' responsibilities in connection with the achievement of that performance, unusual contributions that create significant value for the Company and to provide awards that will bring the level of total annual cash compensation (base salary plus annual incentive award) above the average for comparable positions at similar-sized companies when targeted superior performance levels are achieved. Long-term stock incentives are provided to align management's interests with those of shareholders, and sharpen management's focus on maximizing shareholder value, by providing appropriate ownership in the Company.

COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

  Base Salary. After virtually no salary adjustments for the year 1994, the Committee provided effective January 1, 1995, consistent with the overall financial performance of the Company and to keep pace with competitive market levels, increases averaging 11% as a group for all division heads, the corporate chief operating officer and the senior vice president-finance. The salary of the Chief Executive Officer of the Company, who retired effective January 1, 1996, was unchanged for the year 1995.

  Annual Cash Incentive. As a result of the retirement agreement between the Company and the Chief Executive Officer, executed on November 20, 1995 and which became effective on January 1, 1996, the Compensation Committee did not act with respect to incentive compensation for the Chief Executive Officer for the year 1995. See "B. I. Forester Retirement Agreement."

  As to the other named executives, the chief operating officer and the senior vice president-finance were participants under the Company's Executive Officers Incentive Compensation Plan. Pursuant to the Plan, the Committee adopted the same three-step formula as in 1994, which provided for an incentive compensation bonus pool based on a percentage of incentive compensation income in excess of required returns on average shareholders' equity at each of three levels. Average shareholders' equity for the year increased as a result of the Company's equity offering in June 1995. This increase had the result of requiring a substantial increase in incentive compensation income in order to produce the same bonus pool as in 1994. Performance criteria were also adopted for the Plan participants to assist the Committee in determining the allocation of the bonus pool.

  In 1995 the Company achieved a number of significant objectives which should enhance its future performance. The accomplishments include completion of a successful equity offering, acquisition and integration of several businesses and a continuation of the successful introduction of new and innovative products. Increasing the focus on its core businesses, the Company also disposed of its swimming pools business. The Company achieved record earnings and a total return to shareholders of 46.5%, considerably exceeding the Company's peer group and Russell 2000 performances (see Stock Price Performance Graph on page 8).

  The resulting bonus pool permitted awards to the chief operating officer and senior vice president-finance totaling $659,800, a 19.7% increase over 1994. In 1995 the Committee also significantly increased incentive compensation granted to the remaining two named executives who were not participants in the Plan because of their contributions to the achievement of the Company's 1995 business plan objectives as well as other achievements.

  Long-Term Stock Incentive. For 1995 the Committee again awarded long-term incentives to key employees in the form of stock options having an exercise price equal to the market price of the Company's stock on the date of grant and vesting over three years. By utilizing such pricing and vesting, the Committee intended that the full benefit will be realized only if stock price appreciation occurs and if the key employee does not leave the Company during that period.

  In determining the number of options awarded to executive officers, the Committee considered information from a survey presented by the Company's independent compensation consultants, which included, among other things, a summary of annual stock option grants as a percentage of shares outstanding. The Committee's awards this year addressed management's concern regarding the need to remain competitive in attracting and retaining executive talent by granting stock options to a broader group of employees. In order to maintain the grant of all options as a targeted percentage of shares outstanding, no options were granted to the chief executive officer or chief operating officer. The remaining three named executives were granted options ranging from 15,000 to 8,000 shares.

                                          John B. Simon, Chairman

                                          Hugh V. Hunter

                                          John H. Offermans

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Anthony, Goldberg, Hunter, Offermans and Simon served on the Compensation Committee of the Company for all, or portions, of the year 1995.

  Mr. Goldberg is a member of a law firm which rendered legal services to the Company through October 1995, and Mr. Hunter is the sole shareholder of Hugh
V. Hunter Accountancy Corporation, which provided business and tax consulting services to the Company through August 1995. For those services in 1995, the Company and its subsidiaries paid business and tax consulting fees of $39,800 to the Hugh V. Hunter Accountancy Corporation.

                      EMPLOYMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors to examine the consolidated financial statements of the Company for the year 1996. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the Company's 1997 annual meeting of shareholders must be received by the Company no later than December 1, 1996 for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1995 Annual Report to shareholders is being mailed with this Proxy Statement.

  UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 29, 1996, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF ANTHONY INDUSTRIES, INC., 4900 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040.

                                           /s/ Richard M. Rodstein

                                           Richard M. Rodstein
                                           President and
                                           Chief Executive Officer

Los Angeles, California
April 1, 1996

                                                                       EXHIBIT A

                            ANTHONY INDUSTRIES, INC.

                 TEXT OF ARTICLE I OF THE AMENDED AND RESTATED
                 CERTIFICATE OF INCORPORATION AS PROPOSED TO BE
                      AMENDED TO CHANGE THE COMPANY'S NAME

  FIRST: The name of the corporation is K2 Inc.

                                                                      EXHIBIT B

                           ANTHONY INDUSTRIES, INC.

               TEXT OF ARTICLE XIII OF THE AMENDED AND RESTATED
                CERTIFICATE OF INCORPORATION AS PROPOSED TO BE
                    AMENDED TO PERMIT A BOARD OF DIRECTORS
                 CONSISTING OF FROM EIGHT TO ELEVEN DIRECTORS

  THIRTEENTH: The Board of Directors shall be divided into three classes. Directors in each class shall be elected to hold office until the third annual meeting of stockholders following their election. The Board of Directors shall consist of from eight to eleven directors, with the actual number constituting the whole Board, and the number of directors in each class, being set from time to time by action of the Board of Directors; provided, however, that no decrease in the number of directors constituting the whole Board or the number of directors in any class may shorten the term of any incumbent director.

                                                                PRELIMINARY COPY
      -                                           -

PROXY     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS      PROXY

  RICHARD M. RODSTEIN, BERNARD I. FORESTER and SUSAN E. McCONNELL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in ANTHONY INDUSTRIES, INC. at the Annual Meeting of Shareholders to be held on May 2, 1996 and at any adjournment thereof as set forth below:

1. PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION to change the name of the company to K2 Inc.

                         [_] FOR   [_] AGAINST   [_] ABSTAIN

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION to per-mit a Board of Directors consisting of from eight to eleven directors.

                         [_] FOR   [_] AGAINST    [_] ABSTAIN

3. ELECTION OF DIRECTORS

FOR all nominees listed at right [_]

(except as               JERRY E. GOLDRESS
marked to the            JOHN H. OFFERMANS
contrary below)          JOHN B. SIMON

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY to vote for ALL nominees listed above [_]

                 (Continued and to be signed on reverse side.)

               ANTHONY INDUSTRIES, INC.
      -                                           -

4. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent audi-tors for 1996.
                         [_] FOR     [_] AGAINST    [_] ABSTAIN

5. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED AND, UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 1, 2 AND 4.


                                                   Date __________________, 1996

                                                   _____________________________
                                                              Signature

                                                   _____________________________
                                                       Signature if held jointly

                                                   Please sign exactly as name
                                                   appears at left. When shares
                                                   are held by joint tenants,
                                                   both should sign. When
                                                   signing as attorney,
                                                   executor, administrator,
                                                   trustee or guardian, please
                                                   give full title as such. If a
                                                   corporation, please sign in
                                                   full corporate name by
                                                   President or other authorized
                                                   officer. If a partnership,
                                                   please sign in partnership
                                                   name by authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.